EXHIBIT 10.1ac

FIRST AMENDMENT TO THE
SAUER-DANFOSS INC.
SUPPLEMENTAL EXECUTIVE SAVINGS & RETIREMENT PLAN
(as Amended and Restated Effective January 1, 2008)

WHEREAS, Sauer-Danfoss Inc., a Delaware corporation (the “Company”), maintains the Sauer-Danfoss Inc. Supplemental Executive Savings & Retirement Plan, as amended and restated effective January 1, 2008 (the “Plan”); and

WHEREAS, the Company desires to amend the Plan to change the Plan's provisions regarding crediting of interest to Participants' Supplemental ERP Accounts and clarify the distribution provision of the Plan;

NOW, THEREFORE, the Plan is hereby amended as follows:

1.    New Section 2.24 is hereby added to the Plan to read as follows, effective December 1, 2012:

“2.24    “Separation from Service” shall have the meaning set forth in Code Section 409A(a)(2)(A)(i) and the final regulations issued thereunder. Whenever used in this document, the words “termination of employment” shall be deemed to mean a Separation from Service.”

2.    The second sentence of Section 5.2(a) of the Plan is hereby amended to read as follows:

“For each Plan Year beginning with 2012, the amount credited to the Eligible Employee's Supplemental ERP account shall be determined by multiplying the balance of such Supplemental ERP Account on the first business day of the Plan Year by the average one-year Treasury constant maturities rate in effect during the immediately preceding month of September, as published in the Wall Street Journal.”

3.	Section 6.1(a) of the Plan is hereby amended by adding the following sentence at the end thereof:

“If such thirty (30) day period does not begin and end in the same calendar year, the Participant shall not have the right, either directly or indirectly, to designate the year of payment.”

IN WITNESS WHEREOF, this First Amendment has been executed by a duly authorized officer of the Company this 13 day of December, 2012.

SAUER-DANFOSS INC.

By: /s/ Anne L. Wilkinson
Anne L. Wilkinson

Title: Executive Vice President, HR